Exhibit 99.1

MaxCyte Appoints Parmeet Ahuja as Chief Financial Officer

ROCKVILLE, Md., March 23, 2026 (GLOBE NEWSWIRE) – MaxCyte, Inc. (Nasdaq: MXCT), a leading cell-engineering focused company providing enabling platform technologies to advance the discovery, development and commercialization of next-generation cell therapeutics, today announced that it has appointed Parmeet Ahuja as Chief Financial Officer, effective March 30, 2026. Mr. Ahuja succeeds Douglas Swirsky, who is transitioning from the role as previously announced in November 2025.

"Parmeet is an exceptionally talented finance leader whose experience and expertise position him well to strengthen MaxCyte’s financial operations," said Maher Masoud, Chief Executive Officer. "His deep background in financial operations, strategic FP&A, and investor relations, developed over more than two decades at Agilent, makes him well suited to support our next phase of growth. We are confident in Parmeet's ability to partner across our organization and further elevate finance's strategic role."

Mr. Ahuja brings over 20 years of finance leadership experience across a global, publicly traded, life sciences organization, most recently serving as Vice President, Investor Relations at Agilent Technologies, where he worked closely with senior leadership to help shape and communicate the company’s narrative to analysts and investors. Previously, he held several leadership roles at Agilent in operational finance, financial planning and analysis, enterprise audit and controls, and global financial operations. Mr. Ahuja holds an MBA in Finance from San Jose State University and a Bachelor of Commerce in Accounting from Delhi University.

"I am honored to join MaxCyte at a pivotal moment in the company's trajectory,” said Parmeet Ahuja. “MaxCyte’s electroporation platform is transformative for the Cell and Gene Therapy industry, and I am excited to contribute to the company's continued success. I look forward to working with Maher and the entire MaxCyte team to strengthen our financial foundation, support disciplined execution, and advance the company's strategic priorities."

About MaxCyte

At MaxCyte®, we are committed to building better cells together. As a leading cell-engineering company, we are driving the discovery, development and commercialization of next-generation cell therapies. Our best-in-class Flow Electroporation® technology and SeQure DX™ gene editing risk assessment services enable precise, efficient and scalable cell engineering. Supported by expert scientific, technical and regulatory guidance, our platform empowers researchers from around the world to engineer diverse cell types and payloads, accelerating the development of safe and effective treatments for human health. For more than 25 years, we've been advancing cell engineering, shaping the future of medicine. Learn more at maxcyte.com and follow us on X and LinkedIn.

MaxCyte Contacts:

Investor Relations

Gilmartin Group

David Deuchler, CFA

ir@maxcyte.com

Media Contact

Oak Street Communications

Kristen White

+1 415-608-6060

kristen@oakstreetcommunications.com